UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2010

SUPERIOR BANCORP
 (Exact name of registrant as specified in its charter)

Delaware	0-25033	63-1201350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 North 20th Street, Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 327-1400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events

Consistent with its previously announced capital optimization plan, Superior Bancorp (the “Company”) has deferred regularly scheduled interest payments on all issues of its junior subordinated notes relating to its five different issues of trust preferred securities aggregating $122 million in principal amount currently outstanding. This action has no impact on the operation of Superior Bank, the principal subsidiary of the Company. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities. The terms of the junior subordinated notes and the related documents governing the respective issues of trust preferred securities contemplate the possibility of such deferrals and allow the Company to defer payments without default or penalty. The deferrals are for up to five years.

So long as interest is deferred on the junior subordinated notes and corresponding distributions are deferred on the trust preferred securities, interest will continue to accrue on the junior subordinated notes, and that deferred interest will also accrue interest. The Company may terminate the deferrals and resume payments at any time. Upon the termination or expiration of the deferrals, all accrued and unpaid interest will be due and payable on the junior subordinated notes, and a corresponding amount of distributions will be payable on the trust preferred securities.

Also, during the deferral periods, the Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock or preferred stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated notes. Accordingly, the Company has also suspended the cash payment of dividends on its preferred stock aggregating $11 million in principal amount currently outstanding.

The Company estimates that the deferral of interest payments on the junior subordinated notes and the suspension of cash dividends on the preferred stock will preserve approximately $7 million per year in cash flow.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR BANCORP

By: /s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer

Date: August 24, 2010